EXHIBIT 10.31
NOVELIS 2016 LONG-TERM INCENTIVE PLAN
(“2016 LTIP”)

1.	Title and Administration.
The plan shall be referred to as the 2016 LTIP. The plan will be administered by Novelis Corporate Human Resources. However, the Novelis Compensation Committee has the final authority to interpret and construe the terms and conditions of the plan, including but not limited to the final authority to determine eligibility for and the amount of benefits payable under the plan. The Compensation Committee’s decisions will be final and binding on all parties.
Unless the context requires a different meaning, any reference to “Novelis” or the “Company” in this plan means Novelis Inc.

2.	Performance Period.
For this plan, the performance period will be fiscal years 2016 through 2019. The exact period will commence on April 1, 2015 and end March 31, 2019.

3.	Eligibility.
Eligibility for this plan will be Band 5 and above. High potential and critical resource employees at Band 6 and below will participate on an exception basis.

4.	Opportunity.
The target opportunity for each band will be approved by the Compensation Committee or the Board as appropriate.

5.	Plan Design.
The total incentive opportunity will be in the form of Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”), with 50% of the target opportunity in Novelis SARs, 30% in Hindalco SARs, and 20% in Hindalco RSUs.
Details on the Novelis SARs.

•	Each Novelis SAR will track the appreciation value of one phantom share of Novelis common stock.

•
The exercise price of each Novelis SAR will be equal to the fair market value of one share of Novelis common stock on the date the award is authorized by the Compensation Committee. The Compensation Committee may use any reasonable valuation method which complies with requirements of U.S. Treasury Regulation §1.409A-1(b)(5) (iv) for purposes of determining the fair market value (“Fair Market Value”) of Novelis common stock on the award date and at the time of exercise.

•	The Novelis SARs will vest 25% each fiscal year over 4 years, subject to performance criteria being fulfilled for each fiscal year.

•	The performance criterion for vesting is actual vs. target performance of EBITDA for Novelis as approved each fiscal year.

•
Except as provided under paragraph 8 below, vested Novelis SARs may be exercised by the employee at any time prior to the seventh anniversary of the award date. At the time of exercise, the participant will receive a cash payment equal to the product of: (i) the number of Novelis SARs exercised, times (ii) the increase in the Fair Market Value of one Novelis share from the award datethrough the date of exercise.

•	Cash payouts for Novelis SARs will be restricted to a maximum of 3.0 times target award value.

Details on the Hindalco SARs.

•	Each Hindalco SAR will track the appreciation value of one Hindalco share.

•
The exercise price of the Hindalco SARs will be determined by using the average of the high and low of the stock price of Hindalco shares on the date the award is authorized by the Compensation Committee.

•	The Hindalco SARs will vest 25% each fiscal year over 4 years, subject to performance criteria being fulfilled for each fiscal year.

•	The performance criterion for vesting is actual vs. target performance of EBITDA for Novelis as approved each fiscal year.

•
Except as provided under paragraph 8 below, vested Hindalco SARs may be exercised by the employee at any time prior to the seventh anniversary of the award date. At the time of exercise, the participant will receive a cash payment equal to the product of (i) the number of Hindalco SARs exercised, times (ii) the increase in value of one Hindalco share from the award date through the date of exercise.

•	Cash payouts for Hindalco SARs will be restricted to a maximum of 3.0 times target.

Details on Hindalco RSUs.

•	Each RSU will be equivalent in value to one Hindalco share.

•	The initial value of each RSU will be determined by using the average of the high and low of the stock price of Hindalco shares on the award date.

•	The RSUs will vest in full on the third anniversary of the award date at which time the value will be paid in cash.

•	Cash payouts for Hindalco RSUs will be restricted to a maximum of 3.0 times the value on the award date.

6.	Measures to be used for vesting of SARs.
The Novelis SARs and Hindalco SARs will vest if 75% of target EBITDA threshold is achieved for each fiscal year.
EBITDA: Defined as Operating EBITDA, which is equivalent to “Segment Income” as disclosed in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “Form 10-K”), minus 1) the impact from timing differences in the pass-through of metal price changes to our customers, net of realized derivative instruments; and 2) the impact from re-measuring to current exchange rates any monetary assets and liabilities which are denominated in a currency other than the functional currency of the reporting unit, net of realized and unrealized derivative instruments.

7.	Other aspects of the plan.

a.	Valuation. The Black Scholes method of valuation will be used as an input to arrive at the number of SARs to be awarded to employees.

b.	Employees hired after the award date will be treated in the following manner.

i.
An employee who joins the plan after the award date but before the end of the second quarter of the fiscal year will be awarded SAR and RSU opportunities at 90% of the target amount for the employee’s job band. The award date will be deemed to be the following October 1.

ii.
An employee who joins the plan during the third quarter of the fiscal year will be awarded SAR and RSU opportunities at 75% of the target amount for the employee’s job band. The award date will be deemed to be the following January 1.

iii.	An employee who joins the plan after the start of the fourth quarter of the fiscal year will not be eligible for SAR or RSU awards under this plan.

c.	Employees promoted into an eligible job band during the fiscal year will be treated in the following manner.

i.	An employee who is promoted into an eligible job band during the first quarter of the fiscal year will be eligible for a full award under this plan in the current fiscal year.

ii.
An employee who is promoted into an eligible band during the second quarter of the fiscal year will be awarded SAR and RSU opportunities at 90% of the target amount for the employee’s job band. The award date will be deemed to be the following October 1.

iii.
An employee who is promoted into an eligible job band during the third quarter of the fiscal year will be awarded SAR and RSU opportunities at 75% of the target amount for the employee’s job band. The award date will be deemed to be the following January 1.

iv.	An employee who is promoted into an eligible job band after the start of the fourth quarter of the fiscal year will not be eligible for SAR or RSU awards under this plan.

d.	Employees in an eligible job band who are promoted into a higher eligible job band during the fiscal year will be treated in the following manner.

i.	An employee who is promoted into a higher eligible job band during the first quarter of the fiscal year will be eligible for a full award under this plan based on the employee’s higher job band.

ii.
An employee who is promoted into a higher eligible job band after the start of the second quarter of the fiscal year will not be eligible for a larger award based on the employee’s new higher job band.

8.	Below are the treatment rules governing separation from Novelis and its subsidiaries.

Event	Awards	Vesting and Exercise Treatment
Death	SARs	All unvested SARs will vest immediately. One year to exercise, not to exceed the seventh anniversary of the award date.
	RSUs	RSUs will vest on a prorated basis and be cashed out 30 days following the date of death.
Disability	SARs	All unvested SARs will vest immediately. One year to exercise, not to exceed the seventh anniversary of the award date.
	RSUs	RSUs will vest on a prorated basis and be cashed out 30 days following the date of disability.
Retirement	SARs
If an employee retires more than one year after the award date, unvested SARs will continue on the vesting schedule and must be exercised no later than the third anniversary of Retirement. Previously vested SARs must be exercised prior to the seventh anniversary of the award date. In the event Participant terminates employment due to Retirement before the first anniversary of the award date, all unvested SARs shall expire in their entirety at the close of business on the date of such Retirement.

	RSUs	RSUs will vest on a prorated basis and the vested portion will be cashed out the earlier of 6 months following the date of retirement or the third anniversary of the award date.
Change in Control	SARs	All unvested SARs will vest immediately and will be cashed out within 30 days following a change in control.
	RSUs	All unvested RSUs will vest immediately and will be cashed out within 30 days following a change in control.
Voluntary Termination	SARs	All unvested SARs will lapse. Ninety days following termination to exercise vested SARs, not to exceed the seventh anniversary of the award date.
	RSUs	RSUs will be forfeited.
Involuntary Termination – Not For Cause	SARs	SARs will vest on a prorated basis. Ninety days to exercise vested SARs, not to exceed the seventh anniversary of the award date.
RSUs
RSUs will vest on a prorated basis and the vested portion will be cashed out 30 days following the date of termination (or in the case of an employee who is eligible for retirement at the time of termination, the earlier of 6 months following the date of termination or the third anniversary of the award date).

Involuntary Termination – For Cause	SARs	All vested and unvested SARs will lapse.
	RSUs	All vested and unvested RSUs will be forfeited.

9.	Definitions.
The following terms will have the meaning ascribed to them below.

a.	Award Date. May 7, 2015 (or later as set forth in paragraph 7).

b.
Retirement. For purposes of this plan, “retirement” is defined as separation from service with Novelis and its subsidiaries on or after (i) reaching 65 years of age or (ii) having a combination of age and service greater than or equal to 65 with a minimum age of 55.

c.
Change in Control. For purposes of this plan, a “change in control” means the first to occur of any of the following events: (i) any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control shall not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (i) an initial public offering, (ii) a secondary offering, (iii) a private placement of securities, (iv) a share exchange transaction, or (v) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or (ii) the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (iv) the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya

Birla Group. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

10.	Compliance with §409A of the U.S. Internal Revenue Code of 1986, as amended.
To the extent applicable, this plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Notwithstanding anything in this plan to the contrary, all payments and benefits under this plan that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of an individual’s termination of employment, will not be payable or distributable to individual unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Further, to the extent the individual is a “specified employee” within the meaning of Section 409A, then payment may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of individual).

11.	Taxes and Other Withholdings.
All payments under this plan shall be subject to applicable tax and other withholdings.